EXHIBIT 5.1

KPMG LLP
777 Dunsmuir Street
Vancouver, BC V7Y 1K3
Canada

Tel 604-691-3000

Fax 604-691-3031

www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors New Found Gold Corp.

We consent to the use of our report dated March 20, 2025, on the financial statements of New Found Gold Corp., which comprise the statements of financial position as of December 31, 2024 and December 31, 2023, the related statements of loss and comprehensive loss, cash flows and changes in equity for each of the years in the two-year period ended December 31, 2024, and the related notes, which is incorporated by reference in the Registration Statement on Form F-10 dated May 23, 2025 of New Found Gold Corp.

/s/ KPMG LLP
Chartered Professional Accountants
May 23, 2025
Vancouver, Canada